EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161415, 333-149836, 333-108436, 333-108445, 333-139025 and 333-178752) on Form S-8 and in the registration statement (No. 333-138875) on Form S-3 of HMS Holdings Corp. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of HMS Holdings Corp. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of HMS Holdings Corp. Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states HealthDataInsights (HDI), acquired on December 16, 2011 is excluded from management’s assessment.

/s/ KPMG LLP

KPMG
New York, New York
February 29, 2012